Exhibit 10.1

VONAGE HOLDINGS CORP.
Stock Option Cancellation Agreement

STOCK OPTION CANCELLATION AGREEMENT (this “Agreement”) made this 19th day of February, 2013, between Vonage Holdings Corp., a Delaware corporation (the “Company”), and Marc P. Lefar, Chief Executive Officer of the Company (the “Optionee”).

WHEREAS, the Optionee is the holder of the options listed on Appendix A (the “Options”) hereto to purchase common stock of the Company (the “Common Stock”) pursuant to and in accordance with the provisions of the Vonage Holdings Corp. 2006 Stock Incentive Plan (the “2006 Plan”) and each stock option award agreement to which the Optionee is a party issued in connection with the Options, to the extent such stock option award agreement applies to the Options (the “Stock Option Agreements”);

WHEREAS, as part of the Company’s balanced approach to capital allocation and strategy to build shareholder value, the Board of Directors recently authorized a share repurchase program to repurchase up to $100,000,000 of the Company’s outstanding shares; and

WHEREAS, the consummation of this agreement will facilitate the Company’s goal of reducing the number of outstanding shares of common stock;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Representation of Optionee. The Optionee represents that the number, the date of grant and the exercise price per share of the Options listed on Appendix A hereto are accurately reflected.

2.    Cancellation of Options. The cancellation of the Options shall be effective as of the date hereof (the “Cancellation Date”).

3.    Cancellation of Option Agreements. The Optionee hereby cancels and renders null and void as of the Cancellation Date the Stock Option Agreements.

4.    Payment. The Company agrees, in consideration for the cancellation of the Options and the cancellation of the Stock Option Agreements pursuant to Sections 2 and 3 hereto, to pay to the Optionee, in cash, within three (3) business days of the Cancellation Date, an amount equal to (i) the aggregate difference between the Fair Market Value (as defined herein) of the Common Stock and the exercise price per share of each of the Options listed on Appendix A hereto, minus (ii) an amount equal to (X) $0.04 per share multiplied by (Y) that number of whole shares of Common Stock covered by the Options in excess of that number of shares of Common Stock required to cover the aggregate exercise price of the Options. For purposes of this Agreement,

Exhibit 10.1

“Fair Market Value” shall mean the closing price of the Common Stock on the New York Stock Exchange on the Cancellation Date.

5.    Termination of Rule 10b5-1 Trading Plans and Lock-Up. The Optionee covenants and agrees to terminate all existing Rule 10b5-1 trading plans as of the Cancellation Date. In addition, the Optionee agrees that while an employee of the Company, without the Company’s prior written consent, the Optionee will not, for a period commencing on the Cancellation Date and ending on the one-year anniversary of the Cancellation Date, (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase to a third party, or otherwise dispose of, directly or indirectly, any shares of Common Stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions contained in this paragraph shall not apply to any sale, transfer or other withholding made solely to satisfy tax liability in connection with the vesting of any restricted stock units granted under the Company’s equity plans.

6.    Release. The Optionee agrees that the Company is hereby forever released from, any and all claims and obligations under any and all of the Stock Option Agreements to the extent the Options subject to such Stock Option Agreements are cancelled pursuant to this Agreement.

7.    Further Assurances. The Optionee and the Company each agree to perform all further acts and to execute and deliver such further documents, as may be required by law or as the other party may reasonably require, to implement or give effect to this Agreement and the transactions contemplated hereunder.

8.    Counterparts. This Agreement may be executed by either of the parties hereto in counterpart, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same instrument.

9.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely in that state.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

VONAGE HOLDINGS CORP. By: /s/ Kurt M. Rogers Name: Kurt M. Rogers Title: Chief Legal Officer

Exhibit 10.1

OPTIONEE By: /s/ Marc P. Lefar Name: Marc P. Lefar

APPENDIX A

Options

Number of Options        Date of Grant        Exercise Price

2,750,000            7-29-2008        $1.42
750,000            12-01-2009        $1.29
1,000,000            4-01-2010        $1.37

The total number of vested options at 12/31/12 was 8,860,600
Number of options sold pursuant to curent 10b5-1 plan is 736,557